UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2009

EXCELLENCY INVESTMENT REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

000-50675	20-8635424
(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 39th Floor New York, NY	10167
(principal executive offices)	(Zip Code)

(212) 792-4040
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors and Principal Officers; Election of Directors; Appointment of Officers.

David D. Mladen (“Mr. Mladen”), a Director, President and the Chief Executive Officer of the Company resigned his positions as of August 13, 2009. Mr. Mladen voluntarily resigned in his capacities in keeping with the agreement reached in settlement of the civil litigation previously initiated by the U.S. Securities and Exchange Commission against the Company and Mr. Mladen, individually. Mr. Mladen’s agreement, as it relates to his inability to serve as an Officer or Director of the Company, which is to not serve as an Officer or a Director for a period of five (5) years, was approved by the United States District Court, District of Connecticut in SEC v. Excellency Investment Realty Trust, Inc. and David D. Mladen, Case No. 3:08-cv-0158-JBA, by Final Judgment dated July 15, 2009, which becomes non-appealable on August 17, 2009.  There is no disagreement between Mr. Mladen and the Company regarding his voluntary resignation announced in this Form 8-K, as settlement of the SEC litigation by consenting to the five year bar that was included in the Final Judgment was believed to be in the Company’s and Mr. Mladen’s best interest.

Effective prior to the date and time of Mr. Mladen’s voluntary resignation as an Officer and Director of the Company, Gorica Adduci, who has worked in the real estate industry for quite some time, was appointed by the Directors of the Company as a replacement Director, President and the Interim Chief Executive Officer to replace those roles historically filled by Mr. Mladen until the next regularly scheduled meeting of shareholders where Directors stand for re-election.

Although the terms and conditions of Mr. Mladen’s consulting agreement entered into with the Company have not yet been finalized, Mr. Mladen has preliminarily agreed to remain available to the Company’s management as a consultant to provide consulting services that may be requested of him by the Company’s management from time-to-time.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

No exhibits are attached.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2009	EXCELLENCY INVESTMENT REALTY TRUST, INC.

	By	/s/Gorica Adduci
Gorica Adduci
Chief Executive Officer

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